Exhibit 99.1

Press Release:

BIO-LOGIC REPORTS 15% INCREASE IN THIRD QUARTER EARNINGS PER SHARE

12% Sales Increase Led By Continued Strength in Sleep Systems

Board of Directors Declares Three-for-Two Stock Split

MUNDELEIN, IL, January 10, 2005 – Bio-logic Systems Corp. (Nasdaq: BLSC), a designer and marketer of computerized medical electro-diagnostic equipment and disposables, today reported financial results for the fiscal third quarter and nine months ended November 30, 2004. The company reported strong sales growth in sleep systems, and in hearing supplies and accessories.

Third Quarter Results

Net sales for the third quarter ended November 30, 2004, increased 11.5 percent to $7.8 million, compared to $7.0 million for the same quarter of the prior fiscal year. Gross profit margin decreased, however, to 64.3 percent from 65.1 percent for the same period of the prior fiscal year, due primarily to changes in product mix within electro-diagnostic products and systems, partially offset by reduced inventory reserves. Total selling, general and administrative expense (SG&A) for the quarter increased $265,000 to $3.2 million, compared to $2.9 million for the third quarter of fiscal 2004. This increase was due primarily to expenses associated with the higher sales, certain professional services, which included approximately $70,000 for Sarbanes-Oxley compliance, and bad debt expense, partially offset by reductions in provisions for medical plan costs. Research and development expense (R&D) increased $94,000 to $1.1 million, compared to $1.0 million for the same period of the prior fiscal year, due primarily to higher payroll-related expenses and increased software development costs, partially offset by a reduction in consulting expenses and an increase in the capitalization of software development costs.

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Operating income for the quarter increased 16 percent to $713,000, compared to $613,000 for the same quarter of the prior fiscal year. Net income for the quarter was $672,000, or $0.15 per diluted share, a 15 percent increase compared to $582,000, or $0.13 per diluted share, in the third quarter of fiscal 2004.

Nine Months Results

For the nine months ended November 30, 2004, net sales increased 10.1 percent to $22.3 million, compared to $20.2 million for the same period of the prior fiscal year. Gross profit margin decreased, however, to 66.1 percent from 66.6 percent, due mainly to changes in product mix within electro-diagnostic products and systems. SG&A for the first nine months of fiscal 2005 increased $650,000 to $9.5 million, compared to $8.9 million for the same period in fiscal 2004. The increase was primarily due to expenses associated with the higher sales, certain professional services, including approximately $70,000 for Sarbanes-Oxley compliance, and bad debt expense, partially offset by reductions in provisions for medical plan costs. R&D increased $229,000 to $3.4 million, compared to $3.1 million in the prior fiscal year, primarily due to higher payroll-related expenses and increased software development costs, partially offset by reduced consulting expenses and an increase in the capitalization of software development costs.

The company had operating income of $1.8 million in the first nine months of fiscal 2005, compared to $1.5 million for the first nine months of fiscal 2004, a 26 percent increase. Net income for the nine months increased 19 percent to $1.5 million, or $0.32 per diluted share, compared to $1.3 million, or $0.28 per diluted share, for the same period of the prior fiscal year.

Cash and cash equivalents at November 30, 2004 were $15.0 million, an increase of $2.3 million from the February 29, 2004 fiscal year end. Book value per share at the end of the fiscal 2005 third quarter increased to $5.18, up from $4.86 at the end of fiscal 2004.

“The solid sales and earning gains in the third quarter were again led by our sleep product line,” said Roderick G. Johnson, president and chief operating officer. “Sleep apnea monitoring continues to be a growing area of clinician and patient interest, and our Sleepscan™ products, further bolstered by the recently introduced Sleepscan VISION™, are well regarded in the marketplace. The pace of growth in our domestic hearing system sales continued to be more moderate than in recent years. International system sales in both the quarter and year-to-date are only slightly ahead of the prior year, and continue to be led by the Navigator® Pro M•A•S•T•E•R™ and AEP.”

Looking Forward

“We are encouraged by the recent strong growth in sleep apnea monitoring and are continuing to emphasize that market in our sales efforts. The HALO Ear Muffin™, our over-the-ear acoustic coupler that has been demonstrated to be equivalent to the Natus®, ALGO® Flexicoupler™, continues to gain customer acceptance, and we expect it to be an important engine of growth in our disposable products.

“During the third quarter we began shipping our new and exclusive CHAMP™ software for use in the detection of Meniere’s Disease, an affliction that affects over 2.6 million Americans. Meniere’s Disease is characterized by attacks of vertigo, fluctuating hearing loss, ringing in the ear (tinnitus) and

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a sense of fullness in the ear. CHAMP was developed in cooperation with the inventor, Manuel Don, Ph.D. at the House Ear Institute, and operates on our versatile Navigator® Pro platform. Bio-logic has the exclusive license and has applied for a patent. CHAMP will be featured in a program hosted by House Ear Institute & House Clinic at the 5th International Symposium on Meniere’s Disease & Inner Ear Homeostasis Disorders in April 2005,” Johnson concluded.

Stock Split

On January 7, 2005, Bio-logic’s Board of Directors declared a three-for-two stock split on its Common Stock, to be effected as a 50 percent stock dividend. The new shares and cash payments in lieu of fractional shares will be distributed on February 11, 2005, to stockholders of record on January 26, 2005. As a result of the split, stockholders will receive one additional share of Common Stock for every two shares owned on January 26, 2005. Cash payments in lieu of fractional shares will be based on the closing price of the Common Stock on the record date.

“As a direct response to an increasing interest from the investment community, management feels that the planned stock split, which may result in greater share liquidity by increasing the number of shares in the public float, is a good opportunity to increase the marketability of our shares and make it easier to invest in the company,” said Gabriel Raviv, chairman and chief executive officer.

About Bio-logic

Bio-logic Systems Corp., headquartered in Mundelein, IL, designs, develops, assembles and markets computer-based electro-diagnostic systems and related disposables for use by hospitals, clinics, school districts, universities and physicians. The systems conduct tests that are typically used by medical practitioners to aid in the diagnosis of certain neurological disorders, brain disorders and tumors and sensory disorders, including audiological and hearing screening and diagnosis.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), including statements under the caption “Looking Forward,” that reflect management’s current expectations about Bio-logic’s future results, performance, prospects and opportunities. Management has attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “could,” “should” or similar expressions, but these words are not the exclusive way of identifying these statements. These forward-looking statements are based on information currently available to management and are subject to a number of risks, uncertainties and other factors that could cause Bio-logic’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include general economic and business conditions, turnover in Bio-logic’s sales force, lack of acceptance of new technology by clinicians and other healthcare professionals, the results of research and development efforts, technological changes, competition, potential changes in regulation by the FDA, costs relating to manufacturing of products, the timing of customer orders, the ability of certain suppliers to meet requirements, Internal Revenue Service

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determinations and other facts affecting the realization of the anticipated tax credits and other factors detailed from time to time in Bio-logic’s filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, Bio-logic undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

Financial Table Follows…

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Bio-logic Systems Corp. and Subsidiaries

Condensed Consolidated Statement of Operations and Retained Earnings

(Unaudited)

(In Thousands, Except for Share Amounts and Per Share Data)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003
NET SALES	$7,765	$6,962	$22,257	$20,208

COST OF SALES	2,775	2,431	7,542	6,746

Gross Profit	4,990	4,531	14,715	13,462

OPERATING EXPENSES:
Selling, general & administrative	3,183	2,918	9,518	8,868
Research & development	1,094	1,000	3,372	3,143

Total operating expenses	4,277	3,918	12,890	12,011

OPERATING INCOME	713	613	1,825	1,451

OTHER INCOME (EXPENSE):
Interest income	34	39	94	77
Interest expense	(8)	—	(16)	—
Miscellaneous	—	—	1	2

Total other income	26	39	79	79

INCOME BEFORE INCOME TAXES	739	652	1,904	1,530

PROVISION FOR INCOME TAXES	67	70	415	274

NET INCOME	$672	$582	$1,489	$1,256

RETAINED EARNINGS, BEGINNING OF PERIOD	16,261	14,236	15,444	13,562

RETAINED EARNINGS, END OF PERIOD	$16,933	$14,818	$16,933	$14,818

EARNINGS PER SHARE:

Basic	$0.16	$0.14	$0.35	$0.30

Diluted	$0.15	$0.13	$0.32	$0.28

BASIC SHARES OUTSTANDING	4,217,684	4,204,347	4,245,736	4,201,534

DILUTED SHARES OUTSTANDING	4,632,981	4,473,315	4,588,571	4,418,709

SELECTED BALANCE SHEET DATA

	As of November 30, 2004	As of February 29, 2004
Cash and marketable securities	$15,037	$12,750
Current assets	24,637	22,955
Total assets	28,970	27,194
Current liabilities	6,204	6,243
Shareholders’ equity	21,983	20,279